Exhibit 10.9

LONG BEACH BERTH THROUGHPUT AGREEMENT

This LONG BEACH BERTH THROUGHPUT AGREEMENT (the “Agreement”) is executed as of December 6, 2013 (the “Execution Date”), by and among Tesoro Logistics Operations LLC, a Delaware limited liability company (“Operator”), and for purposes of Section 11(a) only, Tesoro Logistics GP, LLC, a Delaware limited liability company (“General Partner”) and Tesoro Logistics LP, a Delaware limited partnership (“Partnership”), on the one hand, and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“Customer”), and Carson Cogeneration Company, a Delaware corporation (“Carson Cogen”), on the other hand.

RECITALS

WHEREAS, Customer and Operator have entered into that certain Long Beach Operating Agreement dated September 14, 2012 (the “Berth 84/86 Operating Agreement”);

WHEREAS, Carson Cogen and Operator have entered into that certain Berth 121 Operating Agreement dated as of the date hereof (the “Berth 121 Operating Agreement”);

WHEREAS, Customer and Operator have entered into that certain Terminals 2 and 3 Operating Agreement dated as of the date hereof (the “Terminals 2 and 3 Operating Agreement”);

WHEREAS, Customer and Operator have entered into that certain Amended and Restated Berth Access Use and Throughput Agreement dated as of the date hereof (the “BAUTA”, collectively with the Berth 84/86 Operating Agreement, the Berth 121 Operating Agreement and the Terminals 2 and 3 Operating Agreement, the “Long Beach Agreements” and each a “Long Beach Agreement”);

WHEREAS, Operator, Customer and Carson Cogen desire to enter into this Agreement to memorialize the Customer’s throughput obligations and Operator’s compensation under the Long Beach Agreements.

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties (as defined below) to this Agreement hereby agree as follows:

SECTION 1 DEFINITIONS

Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.

“Aggregate Base Fee” means the sum of the Base Fees for all Berths for the applicable Month.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Annual Minimum Throughput Volume” means the Minimum Marine Throughput Volume multiplied by twelve (12).

“Barrel” means a volume equal to 42 U.S. gallons or 231 cubic inches, each at 60 degrees Fahrenheit under one atmosphere of pressure.

“Base Fee” means the per Barrel fees for throughput at a Berth as set forth on a Terminal Service Order multiplied by the actual throughput across such Berth for the particular Month.

“Berth 84/86 Operating Agreement” has the meaning set forth in the Recitals.

“Berth 121 Lease” has the meaning given to such term in the BAUTA.

“Berth 121 Operating Agreement” has the meaning set forth in the Recitals.

“Berth 121 Sublease” has the meaning given to such term in the BAUTA.

“Berth” and “Berths” have the meanings given to such terms in the BAUTA.

“Carson Assets Indemnity Agreement” has the meaning set forth in Section 15(b).

“CDFG” means the California Department of Fish and Game.

“City” means the City of Los Angeles, California.

“Claims” has the meaning given to such term in the BAUTA.

“COFR” means a Certificate of Financial Responsibility issued in favor of the CDFG.

“Contract Year” means the period commencing on the Execution Date and ending on the date that is twelve calendar Months after the Execution Date and each successive calendar year thereafter.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Crude Oil” means crude petroleum, synthetic crude oil, topped crude oil, condensate, and all associated blends thereof.

“Customer” has the meaning set forth in the Recitals.

“Customer’s Percentage Allocation” means, with respect to either Terminal 2 and the Long Beach Terminal, Customer’s actual volumetric percentage utilization of the applicable Marine Terminal as compared to the total volumetric utilization of the applicable Marine Terminal for any calendar year.

“Customer’s Proportionate Share of MPC” has the meaning set forth in Section 6(a)(ii).

“Execution Date” has the meaning set forth in the Recitals.

“Force Majeure” means any event or circumstances, or any combination of events and/or circumstances, whether foreseeable or not, the occurrence and/or effects of which is beyond the reasonable control of the Party claiming suspension and which by the exercise of due diligence such Party could not avoid or overcome, including:

(i) strikes, picketing, lockouts or other industrial disputes or disturbances;

(ii) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, acts of terrorism, riots, civil disturbances or sabotage;

(iii) acts of God, acts of nature, landslides, subsidence, severe lightning, earthquakes, volcanic eruptions, fires, tornadoes, hurricanes, storms, floods, washouts, freezing of machinery, equipment or lines of pipe, tidal waves, perils of the sea and other adverse weather conditions;

(iv) arrests and restraints or other interference or restrictions imposed by federal, state or local government whether legal or de facto or purporting to act under some constitution, decree, law or otherwise, necessity for compliance with any court order, or any law, statute, ordinance, regulation, or order promulgated by a federal, state, or local governmental authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization; and

(v) epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants, facilities or lines of pipe, or electric power, natural gas, or water shortages.

A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure.

“General Partner” has the meaning set forth in the preamble.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body, port authority or other authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Long Beach Agreements” and “Long Beach Agreement” have the meanings set forth in the Recitals.

“Long Beach Terminal” has the meaning given to such term in the BAUTA.

“Major Project Costs” or “MPC” have the meanings set forth in Section 6(a)(i).

“Marine Vessel” means any ocean tanker, ocean barge, river barge or other vessel.

“Marine Terminals and Marine Terminal” have the meanings given to such terms in the BAUTA.

“Minimum Marine Throughput Volume” means an aggregate volume of 8,958,500 Barrels of Products per Month throughput across the Berths, provided, however, that all volumes of Product throughput across the Berths will be applied towards the Minimum Marine Throughput Volume and provided, further, however, that the Minimum Marine Throughput Volume during the Month in which the Execution Date occurs shall be prorated in accordance with the ratio of the number of days, including and following the Execution Date, in such Month to the total number of days in such Month.

“Month” means the period commencing on the Execution Date and ending on the last day of that calendar month and each successive calendar month thereafter.

“MOTEMS” means the State of California’s Marine Oil Terminals Engineering and Maintenance Standards.

“MTVF” means a Monthly fee calculated by multiplying the Minimum Marine Throughput Volume by the weighted average per Barrel fee, as such per Barrel fee is set forth in a Terminal Service Order.

“MVR Fee” has the meaning set forth in Section 4(a)(ii).

“OCR” has the meaning set forth in Section 5(c).

“Operator” has the meaning set forth in the Preamble.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Change of Control” means Tesoro Corporation ceases to Control the General Partner.

“Party” or “Parties” means that each of Operator and Customer is a “Party” and collectively are the “Parties” to this Agreement.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“POLB” means the Port of Long Beach, located in the City of Long Beach, California.

“Product” or “Products” have the meanings given to such terms in the BAUTA.

“Project” has the meaning set forth in Section 6(a)(i).

“Project Cost Reimbursements” or “PCR” have the meanings set forth in Section 6(b)(ii).

“Refineries” means the Customer’s refining facilities located at 2101 East Pacific Coast Highway in Wilmington, California and at 2350 East 223rd Street in Carson, California and “Refinery” means any one of them.

“Regulatory Obligations” means standards, regulations, permits or conditions required by a Governmental Authority.

“Related Agreements” has the meaning given to such term in the BAUTA.

“Shell Lubes” means Pennzoil-Quaker State Company d/b/a SOPUS Products.

“Shortfall Credit” has the meaning set forth in Section 7(c).

“SoCal Transportation Services Agreement” means that certain Transportation Services Agreement (SoCal Pipelines) dated as of the date hereof by and between Customer and Tesoro SoCal Pipeline Company LLC, a Delaware limited liability company, as such agreement may be amended, restated, modified or supplemented from time to time.

“Term” has the meaning set forth in Section 3(a).

“Terminal Service Order” has the meaning set forth in Section 7(a).

“Terminal 1” has the meaning given to such term in the BAUTA.

“Terminal 2” has the meaning given to such term in the BAUTA.

“Terminals 2 and 3 Operating Agreement” has the meaning set forth in the Recitals.

“Use Agreement” means that certain Agreement, dated July 3, 1979, relating to the operation of Berth 121 and Pipeline 95 (owned by Phillips 66 Company, a Delaware corporation) (as such agreement may be amended, restated modified or supplemented from time to time).

SECTION 2 GENERAL UNDERTAKINGS

(a) Subject to the terms and conditions of this Agreement and the Long Beach Agreements, Operator’s operating permits, the limitations of the Berths, the limitations of connecting carriers and all Applicable Law, Operator shall provide throughput service for Customer’s Marine Vessels pursuant to the Long Beach Agreements, subject to Berth availability as provided therein, and Customer shall throughput across the Berths the Minimum Marine Throughput Volume, subject to reduction as set forth herein, each Month during the Term.

(b) Any payments made by Customer hereunder or pursuant to any Terminal Service Order with respect to Terminal 1 shall be deemed to be made by Customer to Carson Cogen and then by Carson Cogen to Operator.

SECTION 3 TERM AND SCOPE

(a) The term (the “Term”) of this Agreement shall commence on the Execution Date and unless terminated in accordance with the terms and conditions herein, shall continue until the termination of all Long Beach Agreements.

(b) In the event of the termination of any one of the Long Beach Agreements, the Parties’ obligations under this Agreement shall terminate with respect to the Marine Terminal that is the subject of the terminated Long Beach Agreement. Upon such an event, the Parties shall meet as soon as practicable to agree upon appropriate amendments to the terms and provisions of this Agreement.

SECTION 4 THROUGHPUT FEES

(a) In connection with Customer’s undertaking to throughput the Minimum Marine Throughput Volume, and as partial compensation for the services provided under the Long Beach Agreements, Customer agrees to pay Operator:

(i) the higher of the Aggregate Base Fee or the MTVF; and

(ii) a per Barrel use fee for marine vapor recovery throughput at the Marine Terminal (the “MVR Fee”), when applicable, as set forth in a Terminal Service Order.

(b) During any Month that one or more of the Berths are not available to receive any of Customer’s Marine Vessels on a day in which Customer’s Marine Vessel is scheduled to have access to a Berth, for any reason other than Customer’s actions, including without limitation, Operator’s actions, Force Majeure, and the actions of a Governmental Authority, and such unavailability prevents Customer from throughputting the Minimum Marine Throughput Volume, the Minimum Marine Throughput Volume (and resulting MTVF) for such Month will be reduced as follows:

(i) if all Berths are unavailable, then the Minimum Marine Throughput Volume will be proportionally reduced in proportion to the number of days in such Month when Customer’s vessels were prevented from having access to the Berths as a result of the Berths being unavailable; or

(ii) if one or more, but not all, Berths are unavailable, then the Minimum Marine Throughput Volume will be reduced by the volume of Customer’s Marine Vessel cargoes that were prevented from having access to the Berths for more than two (2) days after delivering notice of readiness, as a result of one or more Berths being unavailable.

(c) Customer acknowledges that during the term of the BAUTA, Operator will have certain guaranteed payment obligations to the POLB with respect to the Long Beach Terminal. If such guaranteed payment obligations to the POLB change such that the fees collected by Operator pursuant to this Agreement or any Long Beach Agreement, as applicable, are insufficient to meet Operator’s minimum guaranteed payment obligation to the POLB, the Minimum Marine Throughput Volume applicable to the Long Beach Terminal will be adjusted as may be mutually negotiated by the Parties in good faith.

SECTION 5 PASS THROUGH AND REGULATORY OBLIGATION COST REIMBURSEMENTS

(a) Pass Through Costs for Terminal 1. During the Term, Customer agrees to pay or reimburse Operator for pass-through costs allocable to Customer’s shipments at Terminal 1 as follows:

(i) Labor Services. Customer shall pay Operator for any materials used in the performance of services not covered by the Long Beach Agreements or the Use Agreement, which are requested by Customer and agreed to by Operator, with respect to Terminal 1 outside the ordinary course of business an amount equal to the cost of such materials plus twenty percent (20%). Materials used in the performance of services outside the ordinary course of business of providing routine berthing and throughput services shall include, but not be limited to:

(1) Chemicals (e.g. hydrogen sulfide scavenger, drag reducer, etc.); and

(2) Materials used in an emergency response (e.g. oil boom, oil absorbing materials, oil clean up materials, fire suppression foam and extinguishing agents, etc.).

(ii) Marine Terminal Fees. Customer shall pay, either directly or by reimbursement to Operator, all applicable third-party charges and related pass-through fees assessed to Operator, by any Governmental Authority, or by any other Persons that are related directly or indirectly to the throughput of Product across Terminal 1 via Marine Vessel, including but not limited to the City, POLB or any other governmental, regulatory, local authority, or agency or utility. These charges shall include, but not be limited to:

(1) Wharfage and dockage fees (such charges presently based on the POLB’s Tariff No.4, which may be amended from time to time);

(2) All U.S. Customs and Border Protection related fees;

(3) Oil spill contingency fees and charges;

(4) Marine Preservation Association fees due on Qualified Barrels as defined by the Marine Preservation Association;

(5) Marine Spill Response Corporation charges and fees;

(6) California Oil Spill Response Fund charges and fees;

(7) POLB pilot fees; and

(8) All other similar existing or future Federal, State, or local volume related pass-through fees and facility use permit fees that are directly associated with the services provided to Customer pursuant to the Long Beach Agreements.

(iii) Shore Side Survey or Inspector Fees. Customer shall pay or reimburse Operator for one hundred percent (100%) of all shore side survey or inspector fees incurred and attributable to each Customer shipment across the Berths.

(b) Pass Through Costs for Terminal 2 and Long Beach Terminal. During the Term, Customer agrees to pay or reimburse Operator for pass-through costs allocable to Customer’s shipments at Terminal 2 and the Long Beach Terminal as follows:

(i) Labor Services. Stand-by dock Operator fees per person for all actual time that Operator’s personnel are required for the loading and unloading of Customer’s Marine Vessels pursuant to the Long Beach Agreements, and any additional services not expressly covered by the Long Beach Agreements which are requested by Customer and agreed to by Operator based on the rates set forth on a Terminal Service Order. In addition, Customer shall pay Operator for any materials used in the performance of such services outside the ordinary course of business an amount equal to the cost of such materials plus twenty percent (20%). Materials used in the performance of services outside the ordinary course of business of providing routine berthing and throughput services shall include, but not be limited to:

(1) Chemicals (e.g. hydrogen sulfide scavenger, drag reducer, etc.); and

(2) Materials used in an emergency response (e.g. oil boom, oil absorbing materials, oil clean up materials, fire suppression foam and extinguishing agents, etc.).

(ii) Booming Services. Customer shall pay all fees for booming services at the rates as set forth on a Terminal Service Order.

(iii) Vessel Tie Ups. Customer shall pay all fees for vessel tie-ups at the rates as set forth on a Terminal Service Order.

(iv) Marine Terminal Fees. Customer shall pay, either directly or by reimbursement to Operator, all applicable third-party charges and related pass-through fees assessed to Operator, by any Governmental Authority, or by any other Persons that are related directly or indirectly to the throughput of Product across the Berths via Marine Vessel at Terminal 2 or the Long Beach Terminal, including but not limited to the City, POLB or any other governmental, regulatory, local authority, or agency or utility. These charges shall include, but not be limited to:

(1) Wharfage and dockage fees (such charges presently based on the POLB’s Tariff No.4, which may be amended from time to time);

(2) All U.S. Customs and Border Protection related fees;

(3) Marine pollution, protection and/or conservation fees;

(4) Oil spill contingency fees and charges;

(5) Marine Preservation Association fees due on Qualified Barrels as defined by the Marine Preservation Association;

(6) Marine Spill Response Corporation charges and fees;

(7) California Oil Spill Response Fund charges and fees;

(8) POLB pilot fees; and

(9) All other similar existing or future Federal, State, or local volume related pass-through fees and facility use permit fees that are directly associated with the services provided to Customer pursuant to the Long Beach Agreements.

(v) Shore Side Survey or Inspector Fees. Customer shall pay or reimburse Operator for one hundred percent (100%) of all shore side survey or inspector fees incurred and attributable to each Customer shipment across the Berths at Terminal 2 or the Long Beach Terminal.

(c) Regulatory Obligation Cost Reimbursements. Customer will also pay Operator a Monthly regulatory Obligation Cost Reimbursement (“OCR”) based on the respective throughput at Terminal 2 and the Long Beach Terminal, calculated as follows:

(i) With respect to the Long Beach Terminal, the OCR shall equal the average of Customer’s Percentage Allocation at Berth 84 and Berth 86 for the prior two calendar years multiplied by the amount, as reasonably determined by Operator, which is sufficient to reimburse Operator for the portion of Operator’s actual additional recurring costs incurred at the Long Beach Terminal after the Execution Date attributable to Regulatory Obligations.

(ii) With respect to Terminal 2, the OCR shall equal the average of Customer’s Percentage Allocation at Berths 76, 77 and 78 for the prior two calendar years multiplied by the amount, as reasonably determined by Operator, which is sufficient to reimburse Operator for the portion of Operator’s actual additional recurring costs incurred at Terminal 2 after the Execution Date attributable to Regulatory Obligations.

(iii) With respect to clauses (i) and (ii) of this Section 5(c), such costs shall include but not be limited to, additional costs, fees and charges for: marine vapor recovery; shore side pumping; power, Clean Air Action Plan compliance; compliance under MOTEMS; and any other similar costs, fees and charges that are as a result of action by a Governmental Authority.

Before the start of each Contract Year, Operator will provide Customer with its projected OCR with respect to all Marine Terminals for such Contract Year, with all reasonable supporting documentation and back up in calculating the OCR. Pursuant to Section 7, such OCR shall be payable Monthly. Within ninety (90) days after the end of each Contract Year in which OCR is charged to Customer, Operator shall reconcile the projected OCR charged to and paid by Customer during such Contract Year with the actual additional operating costs incurred by Operator during such Contract Year and shall credit or debit Customer’s next recurring invoice according to such reconciliation.

(d) Taxes. All taxes (other than property taxes, ad valorem taxes, income taxes, gross receipt taxes, payroll taxes and other similar taxes) that Operator incurs on Customer’s behalf for services provided pursuant to the Long Beach Agreements with respect to Terminal 2 and the Long Beach Terminal, shall be reimbursed by Customer unless prohibited by Applicable Law.

(e) Limitation. In no event will Operator charge or be entitled to pass-through costs or OCR which (i) result from any criminal act of Operator or any of its agents, employees or representatives, or (ii) are in the nature of late fees, penalties or interest that could have been avoided by Operator in the exercise of ordinary diligence.

SECTION 6 MAJOR PROJECT COSTS AND PROJECT COST REIMBURSEMENTS

(a) Major Project Costs. Customer shall reimburse Operator for Customer’s Proportionate Share of MPC for Major Project Costs incurred by Operator with respect to Terminal 2 or the Long Beach Terminal.

(i) “MPC” or “Major Project Costs” means those actual capital expenditures (whether capitalized or expensed by Operator for accounting or tax purposes) for major, non-recurring projects (each, a “Project”) involving a substantial change to Terminal 2 or the Long Beach Terminal, or access to such terminals, incurred by Operator after the Execution Date, (1) Applicable to Operator’s ownership or operation of such terminals, as applicable, under the Berth 84/86 Operating Agreement, the Terminals 2 and 3 Operating Agreement or the BAUTA and (2) attributable to Regulatory Obligations, including, without limitation, changes required under MOTEMS, Clean Air Action Plans, harbor channel deepening, and/or similar regulatory or environmental operating expenses or capital expenses as a result of action by a Governmental Authority.

(ii) “Customer’s Proportionate Share of MPC” for a Project means the average of Customer’s Percentage Allocation with respect to the applicable Marine Terminal for the two (2) calendar years before the year in which a Project is completed, in each case multiplied by the MPC for such Project. If needed, up to two calendar years of actual throughput data prior to the Execution Date year may be used to determine the average of Customer’s Percentage Allocation at the applicable Marine Terminal for the two calendar years before the year in which a Project is completed. If, however, Customer’s Proportionate Share of MPC for a Project is to be paid for through PCR payments (as defined and pursuant to subparagraph 6(b)(ii) below), and during any calendar year there are cumulative changes in Customer’s Percentage Allocation in an amount greater than ten percent (10%), then the outstanding principal balance of Customer’s Proportionate Share of MPC will be adjusted up or down at the start of the next calendar year to correspond to the cumulative changes;

(iii) Operator shall provide Customer with reasonable supporting information and cost accounting for: its expenses relating to the MPC; the basis for determining Customer’s Proportionate Share of MPC; provided that, Operator will not be required to divulge any information in violation of any applicable anti-competition laws, rules or regulations. Customer may audit such supporting documentation pursuant to the terms and conditions of Section 13 below.

(iv) Notwithstanding anything contained herein, Customer will have the right to review and consent to the scope, design or implementation of a Project; provided, however, (x) Operator will provide Customer regular updates of Project scope and design and obtain Customer consent to scope and cost at each stage of the Project design for all Projects with estimated cost in excess of $100,000, (y) Operator will provide Customer a written summary of any Project (including a +/-10% cost estimate for the Project) at least ninety (90) days prior to commencement of construction of the Project, and (z) Operator and Customer shall meet to discuss Customer’s Proportionate Share of MPC at least thirty (30) days prior to commencement of construction of the Project. Operator shall design and construct the Project in accordance with customary industry standards and the requirements of the applicable Governmental Authority.

(b) MPC Payment Methods. Customer may, at its option, elect to pay Customer’s Proportionate Share of MPC for a Project by one of the two following methods, to be selected on or before the date Operator begins construction work on a Project:

(i) Customer may pay Operator the Customer’s Proportionate Share of the MPC in full upon completion of the applicable Project; or

(ii) Customer may pay Customer’s Proportionate Share of MPC in Monthly installments (the “Project Cost Reimbursements” or “PCR”) pursuant to the following conditions:

(1) The PCR payment obligation shall commence upon completion of the applicable Project, with the first PCR payment to be made in accordance with the first regular Monthly invoice delivered by Operator following completion of the Project.

(2) The outstanding principal balance of Customer’s Proportionate Share of MPC shall bear interest at the lesser of a per annum rate of nine percent (9%) or the highest rate of interest (if any) permitted by Applicable Law, and shall be repaid in equal Monthly installments of principal and interest, with such payment to be based on the outstanding principal balance of Customer’s Proportionate Share of MPC amortized over (A) five (5) years, or (B) the number of years remaining in the term of the BAUTA, whichever time period is shorter; provided, however, that if this Agreement is terminated with respect to either Terminal 2 or the Long Beach Terminal, then the remaining unpaid principal balance of Customer’s Proportionate Share of MPC with respect to a Project at the terminated Marine Terminal will be due and payable by Customer upon the date of such termination; provided further, however, that Customer shall be entitled to a credit against such remaining unpaid principal balance equal to (X) the amount of any MPC that has not been paid prior to the termination date for which Customer will become responsible as lessee under the lease pursuant to which the MPC was incurred, and (Y) the amount of such MPC that Operator receives from any third party customer that would have been included within Customer’s Proportionate Share of MPC if this Agreement had not been so terminated.

(c) Certain Capital Expenditures. During the term of the Berth 121 Sublease, Customer shall reimburse Operator for any capital expenditures incurred by Operator with respect to Terminal 1 to the extent such expenditures were required by the Berth 121 Lease, the Berth 121 Sublease or any contract assumed by Operator pursuant to the Berth 121 Sublease.

SECTION 7 TERMINAL SERVICE ORDERS; PAYMENTS

(a) Description. Operator and Customer shall enter into one or more terminal service orders for each Marine Terminal substantially in the form attached hereto as Exhibit 1 (each, a “Terminal Service Order”). Upon a request by Customer pursuant to this Agreement or as deemed necessary or appropriate by Operator in connection with the services to be delivered pursuant hereto, Operator shall generate a Terminal Service Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services. No Terminal Service Order shall be effective until fully executed by both Operator and Customer.

(b) Included Items. Items available for inclusion on a Terminal Service Order include, but are not limited to, the following:

(i) the weighted average per Barrel fee for purposes of calculating the MTVF;

(ii) the per Barrel fee for throughput at each Berth for purposes of calculating the Base Fee;

(iii) the MVR Fee specified pursuant to Section 4(a)(ii);

(iv) the labor services specified pursuant to Section 5(b)(i);

(v) the booming services specified pursuant to Section 5(b)(ii); and

(vi) the vessel tie up services specified pursuant to Section 5(b)(iii).

(c) Monthly Shortfall Credit. If the Aggregate Base Fee is less than the MTVF, then Customer shall receive a “Shortfall Credit” equal to such difference.

(d) Monthly Reconciliation. Actual volumes of Barrels throughput across the Berths are to be determined Monthly, based upon Marine Vessel deliveries and Marine Vessel receipts during that Month and credited towards the Minimum Marine Throughput Volume in such Month. A Marine Vessel’s cargo will apply to the Month in which loading and unloading is completed, provided that if a cargo is unable to be loaded or unloaded in the Month in which loading or unloading was scheduled due to the failure of Operator to perform as scheduled, then the Parties shall negotiate in good faith to determine the appropriate Month in which to credit receipt of such cargo. The Shortfall Credit shall be credited as follows:

(i) The dollar amount of any Shortfall Credit included in the Monthly invoice will be posted as a credit to Customer’s account and may be applied against amounts owed by Customer for volumes in excess of the Minimum Marine Throughput Volume during any of the succeeding three (3) Months; and

(ii) Any portion of the Shortfall Credit that is not used by Customer during the succeeding three (3) Months will expire at the end of said three (3) Month period relating to the respective credit and be reset to zero.

(e) Invoices. Operator shall invoice Customer on a Monthly basis and Customer shall pay all amounts due under this Agreement and any Terminal Service Order no later than ten (10) calendar days after Customer’s receipt of Operator’s invoices. Any past due payments owed by either Party shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

(f) Disputed Amounts. If Customer reasonably disputes any amount invoiced by Operator, Customer shall pay the amount of the invoice when due and provide Operator with written notice stating the nature of the dispute prior to thirty (30) days after the due date of the invoice. Customer and Operator shall use reasonable commercial diligence to resolve disputes in a timely manner. All portions of the disputed amount determined to be owed the Customer shall be refunded to the Customer within ten (10) days of the dispute resolution.

(g) Fee Increases.

(i) CPI-U Adjustments. Any fees of a fixed amount set forth in this Agreement and any Terminal Service Order shall be increased on January 1 of each year of the Term, commencing on January 1, 2015, by a percentage equal to the positive change, if any, in the Consumer Price Index for all Urban Consumers for the Los Angeles, Riverside and Orange County area as published by the Bureau of Labor Statistics of the United States Department of Labor during the first twelve (12) Month period beginning fifteen (15) Months preceding such January 1, as reported by the Bureau of Labor Statistics.

(ii) OCR Adjustments. If, at any time during a Contract Year, Operator determines in its commercially reasonable discretion that the then-applicable OCR is not sufficient in amount to reflect Operator’s actual OCR related operating costs for Terminal 2 or the Long Beach Terminal, then Operator may revise the OCR by providing Customer with thirty (30)-days prior written notice of such revised OCR, such notice to contain all reasonable backup information in respect of the revised OCR.

(iii) Total Fee Adjustment. If, at any time during a Contract Year, the total per-Barrel fee paid by Customer to Operator (including any pass-through costs, any OCR, any MPC, and any other fees) with respect to throughput of Crude Oil deliveries and services rendered at Terminal 2 or the Long Beach Terminal, respectively, exceeds the total fees paid by any customer, other than Shell Lubes, for use of Terminal 2 or the Long Beach Terminal, as applicable, then Operator shall refund Customer, on a per-Barrel basis, any excess paid by Customer with respect to such Marine Terminal in such Contract Year. In such event, Operator shall adjust Customer’s future fees for such Marine Terminals such that Customer’s total per-Barrel fees at Terminal 2 or the Long Beach Terminal are no more than any customer, other than Shell Lubes, at such Marine Terminals.

(h) Conflict between Agreement and Terminal Service Order. In case of any conflict between the terms of this Agreement and the terms of any Terminal Service Order, the terms of the applicable Terminal Service Order shall govern.

SECTION 8 COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS

(a) Party Certification. Each Party certifies that none of the Products covered by this Agreement were derived from crude petroleum, petrochemical, or gas which was produced or withdrawn from storage in violation of any federal, state or other governmental law, nor in violation of any rule, regulation or promulgated by any governmental agency having jurisdiction in the premises.

(b) Compliance with Applicable Law. The Parties are entering into this Agreement in reliance upon and shall comply in all material respects with all Applicable Law which directly or indirectly affects the Products throughput hereunder, or any receipt, throughput delivery, transportation, handling or storage of Products hereunder or the ownership, operation or condition of each Marine Terminal. Each Party shall be responsible for compliance with all Applicable Law associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.

(c) Material Change in Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement, the Long Beach Agreements or a Terminal Service Order and which has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement, the Long Beach Agreements or a Terminal Service Order with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement, the Long Beach Agreements or an applicable Terminal Service Order that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

SECTION 9 DEFAULT

(a) A Party shall be in default under this Agreement if:

(i) the Party breaches any provision of this Agreement, a Terminal Service Order or any of the Related Agreements (but with respect to the SoCal Transportation Services Agreement, only with respect to the pipelines that transport Product to and from the Marine Terminals), which breach has a material adverse effect on the other Party, and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice); or

(ii) the Party (1) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (2) makes an assignment or any general arrangement for the benefit of creditors, (3) otherwise becomes bankrupt or insolvent (however evidenced) or (4) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

(b) If either of the Parties is in default as described above, then (i) if Customer is in default, Operator may or (ii) if Operator is in default, Customer may: (1) terminate this Agreement upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Parties under this Agreement; and/or (3) pursue any other remedy at law or in equity.

(c) Obligation to Cure Breach. If a Party breaches any provision of this Agreement or a Related Agreement, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.

(d) Cumulative Nature of Remedies. The remedies of Customer provided for in this Agreement shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies at law or in equity.

SECTION 10 FORCE MAJEURE

If a Party is unable to perform or is delayed in performing, in whole or in part, its obligations under this Agreement, other than the obligation to pay funds when due as a result of an event of Force Majeure at the Berths, then that Party shall promptly notify the other Party of the event of Force Majeure with reasonably full particulars and timing of such event. Such Party also shall promptly notify the other Party when the event of Force Majeure terminates or no longer adversely affects its ability to perform under this Agreement. The obligations of the Party giving notice, so far as they are affected by the event of Force Majeure, shall be suspended during, but not longer than, the continuance of the Force Majeure event. The affected Party must act with commercially reasonable diligence to resume performance, but it shall not be required to expend funds to settle strikes, lockouts or other labor difficulty. A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure. If Operator is excused from providing services due to an event of Force Majeure, other than any fees that are already due and payable hereunder, any other fees incurred by Customer during the event of Force Majeure shall be excused or proportionately reduced, as appropriate, for so long as Operator’s performance is so excused due to the event of Force Majeure. An event of Force Majeure shall not extend the Term. If an event of Force Majeure materially affects either Party’s performance under this Agreement and exists for twelve (12) Months, then either Party shall have the right to terminate this Agreement without further costs or obligation to the other Party.

SECTION 11 ASSIGNMENT; NEW BERTH ACCESS AGREEMENT; PARTNERSHIP CHANGE OF CONTROL

(a) As of the Execution Date, the General Partner shall assign all of its rights and obligations under this Agreement to the Partnership. The Partnership shall immediately assign its rights and obligations hereunder to Operator. Upon such assignment to Operator, Operator shall have all of the respective rights and obligations set forth herein during the Term.

(b) Except as otherwise provided in this Section 11, Customer shall not transfer, assign, or convey its interests hereunder, in whole or in part, to a third party without the written consent of the Operator, which shall not be unreasonably withheld. Operator may assign its interest hereunder without consent from Customer to any subsidiary or affiliated company. Operator shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for Operator. Customer may assign its interest hereunder without consent from Operator to any subsidiary or affiliated company or any purchaser of the Refineries, provided that such purchaser meets acceptable credit standards to be determined in Operator’s commercially reasonable discretion. A Party making a permitted assignment shall notify the other Party in writing at least ten (10) days prior to the effective date of such assignment.

(c) Notwithstanding the foregoing, Customer shall have the right to sublease or assign any portion of its Minimum Marine Throughput Volume solely with respect to throughput or other rights related to Terminal 2 or the Long Beach Terminal to any third party without Operator’s consent, subject to Operator’s approval of acceptable credit standards of such third party, to be determined in Operator’s commercially reasonable discretion, and any such assignee or sublessee shall agree to comply with all the operating procedures and practices of this Agreement and the applicable Long Beach Agreements.

(d) Upon termination of this Agreement, and the entry into a new marine terminal use and throughput agreement by Customer and Operator pursuant to Section 22(c) of the BAUTA, both Customer and Operator agree to enter into a new throughput agreement that (i) is consistent with the terms set forth in this Agreement, (ii) relates to the same assets that are the subject matter of this Agreement, and (iii) has commercial terms that are, in the aggregate, equal to or more favorable to Operator than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however, that the term of any such new throughput agreement shall be based on Refinery requirements, conditioned on Operator’s continued operation of the Marine Terminals on terms and conditions acceptable to the Operator.

(e) Customer’s obligations hereunder shall not terminate in connection with a Partnership Change of Control.

SECTION 12 NOTICE

All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to Customer, to:

Tesoro Refining & Marketing Company LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles A. Cavallo III, Managing Attorney – Commercial

phone: (210) 626-4045

email: Charles.A.Cavallo@tsocorp.com

For all other notices and communications:

Attention: Dennis C. Bak

phone: 310-847-3846

email: Dennis.C.Bak@tsocorp.com

If to Operator, to:

Tesoro Logistics Operations LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles S. Parrish, General Counsel

phone: (210) 626-4280

email: Charles.S.Parrish@tsocorp.com

For all other notices and communications:

Attention: Rick D. Weyen, Vice President, Logistics

phone: (210) 626-4379

email: Rick.D.Weyen@tsocorp.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

SECTION 13 REPORTS AND AUDIT

Each Party and its duly authorized agents and/or representatives shall have reasonable access to the accounting records and other documents maintained by the other Party which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to three years after termination of this Agreement. Claims as to shortage in quantity shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived.

SECTION 14 CERTAIN INSURANCE AND INDEMNITY

During the term of the Berth 121 Operating Agreement, Customer shall cause all marine carriers who will access Terminal 1 on its behalf to maintain the insurance coverages required by Section 23(c) of the BAUTA. In the event that Customer does not maintain, or does not cause its carriers, contractors, agents and representatives to maintain, the insurance coverages required by this Section 14, then Customer shall hold harmless and indemnify Operator against all Claims that otherwise would have been insured. This indemnity obligation shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any Claims that could be made with respect to the activities contemplated by this Section 14.

SECTION 15 MISCELLANEOUS

(a) Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(b) Entire Agreement. This Agreement, together with the Schedules and Terminal Service Orders and the other agreements executed on the date hereof in connection with the transactions contemplated by the Contribution, Conveyance and Assumption Agreement dated November 18, 2013, by and among Tesoro Corporation, a Delaware corporation, Carson Cogen, Customer, the General Partner, the Partnership and Operator, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. In the event of a conflict of provisions of this Agreement and the Carson Assets Indemnity Agreement dated as of the date hereof by and among Partnership, General Partner, Customer, Operator, and Tesoro Corporation (“Carson Assets Indemnity Agreement”), the provisions of the Carson Assets Indemnity Agreement shall prevail with respect to issues related to the contribution of the assets described therein, but not with respect to the ordinary operations of such assets as set forth in this Agreement.

(c) Construction and Interpretation. In interpreting this Agreement, unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(i) Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement against one of the Parties as the drafting Party.

(ii) Plural and singular words each include the other.

(iii) Masculine, feminine and neutral genders each include the others.

(iv) The word “or” is not exclusive and includes “and/or.”

(v) The words “includes” and “including” are not limiting.

(vi) References to the Parties include their respective successors and permitted assignees.

(vii) The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Bexar County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said Courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such Courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such Court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(g) Independent Contractor. Operator’s relationship to Customer hereunder shall be that of an independent contractor. Nothing in this Agreement shall be construed to make Operator or any of its employees, an agent, associate, joint venturer or partner of Customer.

(h) No Third Party Beneficiaries. Except as expressly set forth herein, it is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

(i) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, effective as of the Execution Date.

TESORO LOGISTICS OPERATIONS LLC

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

Solely in respect of Section 11 only:
TESORO LOGISTICS LP
By:	TESORO LOGISTICS GP, LLC,
its general partner

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

Solely in respect of Section 11 only:
TESORO LOGISTICS GP, LLC

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

TESORO REFINING & MARKETING COMPANY LLC

By:	/s/ Gregory J. Goff
Gregory J. Goff
Chairman of the Board of Managers and President

CARSON COGENERATION COMPANY

By:	/s/ Gregory J. Goff
Gregory J. Goff
Chairman of the Board of Directors and President

Signature Page to Long Beach Berth Throughput Agreement

EXHIBIT 1

FORM OF TERMINAL SERVICE ORDER

([TERMINAL NAME] [     ]-             , 20    )

This Terminal Service Order is entered as of             , 20    , by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, and Tesoro Logistics Operations LLC, a Delaware limited liability company, pursuant to and in accordance with the terms of the Long Beach Berth Throughput Agreement dated as of             , 2013, by and among such parties and Tesoro Logistics GP, LLC, a Delaware limited liability company, and Tesoro Logistics LP, a Delaware limited partnership (the “Agreement”).

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

Pursuant to Section 7 of the Agreement, the parties hereto agree to the following provisions:

(i) the weighted average per Barrel fee for purposes of calculating the MTVF;

(ii) the per Barrel fee for throughput at each Berth for purposes of calculating the Base Fee;

(iii) the MVR Fee specified pursuant to Section 4(a)(ii);

(iv) the labor services specified pursuant to Section 5(b)(i);

(v) the booming services specified pursuant to Section 5(b)(ii); and

(vi) the vessel tie up services specified pursuant to Section 5(b)(iii).

(ix) [any other services as may be agreed.]

Except as set forth in this Terminal Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Terminal Service Order.

[Signature Page Follows]

Exhibit 1 –

Long Beach Berth Throughput Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Terminal Service Order as of the date first written above.

TESORO LOGISTICS OPERATIONS LLC		TESORO REFINING & MARKETING COMPANY LLC

By:		By:
	Phillip M. Anderson		Gregory J. Goff
	President		Chairman of the Board of Managers and President

Exhibit 1 –

Long Beach Berth Throughput Agreement